RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001

Pricing Supplement Dated June 20, 2019 To the Product Prospectus Supplement No. CCBN-1 Dated September 10, 2018, and the Prospectus Supplement and Prospectus, Each Dated September 7, 2018	$2,000,000 Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund, due June 25, 2024 Royal Bank of Canada

Royal Bank of Canada is offering Autocallable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of two equity indices and one exchange traded fund (each, a “Reference Asset” and collectively, the “Reference Assets”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
Reference Assets	Initial Levels	Coupon Barriers	Trigger Levels
iShares® MSCI Emerging Markets ETF (“EEM”)	$42.91	$34.33, which is 80% of its Initial Level*	$25.75, which is 60% of its Initial Level*
EURO STOXX 50® Index (“SX5E”)	3,468.08	2,774.46, which is 80% of its Initial Level*	2,080.85, which is 60% of its Initial Level*
Russell 2000® Index (“RTY”)	1,563.495	1,250.796, which is 80% of its Initial Level	938.097, which is 60% of its Initial Level
* Rounded to two decimal places.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated September 10, 2018 and page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	June 20, 2019	Principal Amount:	$1,000 per Note
Issue Date:	June 25, 2019	Maturity Date:	June 25, 2024
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below.
Valuation Date:	June 20, 2024	Contingent Coupon Rate:	7.50% per annum
Contingent Coupon:
If the Notes have not been previously called and the Observation Level of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity (if payable), unless the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level.
If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Asset Return of the Lesser Performing Reference Asset)
Investors in the Notes could lose some or all of their principal amount if the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return.
Call Feature:
If, on any Observation Date beginning in June 2020, the closing level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called, for 100% of the principal amount plus the related Contingent Coupon.

Observation Level:	For the SX5E and RTY, their respective closing levels, and for the EEM, its closing price, on any Observation Date.
Final Level:	For the SX5E and RTY, their respective closing levels on the Valuation Date, and for the EEM, its closing price on the Valuation Date.
CUSIP:	78013XUY2
	Per Note	Total
Price to public(1)	100.00%	$2,000,000
Underwriting discounts and commissions(1)	3.25%	$65,000
Proceeds to Royal Bank of Canada	96.75%	$1,935,000
(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $967.50 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the date of this pricing supplement is $938.84 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $32.50 per $1,000 in principal amount of the Notes, and used a portion of that commission to allow selling concessions to other dealers of up to $32.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement and the prospectus.

General:
This pricing supplement relates to an offering of Autocallable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of of the following (each, a “Reference Asset,” and collectively, the “Reference Assets”):
(i) iShares® MSCI Emerging Markets ETF (the “EEM”);
(ii) EURO STOXX 50® Index (the “SX5E”); and
(iii)  Russell 2000® Index (the “RTY,” and together with the SX5E, the “Indices”).
See “Additional Terms of your Notes Related to Indices” below, which relates to each of the SX5E and the RTY.

Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date:	June 20, 2019
Issue Date:	June 25, 2019
Valuation Date:	June 20, 2024
Maturity Date:	June 25, 2024
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•         If the Observation Level of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•          If the Observation Level of any Reference Asset is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	7.50% per annum (1.875% per quarter)
Observation Dates:
September 20, 2019, December 20, 2019, March 20, 2020, June 22, 2020, September 21, 2020, December 21, 2020, March 22, 2021, June 21, 2021, September 20, 2021, December 20, 2021, March 21, 2022, June 20, 2022, September 20, 2022, December 20, 2022, March 20, 2023, June 20, 2023, September 20, 2023, December 20, 2023, March 20, 2024 and the Valuation Date.

Coupon Payment Dates:
September 25, 2019, December 26, 2019, March 25, 2020, June 25, 2020, September 24, 2020, December 24, 2020, March 25, 2021, June 24, 2021, September 23, 2021, December 23, 2021, March 24, 2022, June 23, 2022, September 23, 2022, December 23, 2022, March 23, 2023, June 23, 2023, September 25, 2023, Decebmer 26, 2023, March 25, 2024 and the Maturity Date.

P-2	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

Call Feature:	If, on any Observation Date beginning in June 2020, the closing level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called.
Payment if Called:	If the Notes are called, then, on the applicable Coupon Payment Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Coupon Payment Date.
Initial Level:	For the SX5E and the RTY, their closing levels, and for the EEM, its closing price, on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	For the SX5E and the RTY, their respective closing levels, and for the EEM, its closing price, on the Valuation Date.
Observation Level:	For the SX5E and the RTY, their respective closing levels, and for the EEM, its closing price, on any Observation Date.
Coupon Barrier:	For each Reference Asset, 80% of its Initial Level, as set forth on the cover page of this pricing supplement.
Trigger Level:	For each Reference Asset, 60% of its Initial Level, as set forth on the cover page of this pricing supplement.
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
•          If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Trigger Level, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date (if payable).
•          If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Asset Return of the Lesser Performing Reference Asset)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their principal amount if the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level.

Reference Asset Return:	With respect to each Reference Asset: Final Level – Initial Level Initial Level
Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Assets will result in the postponement of an Observation Date or the Valuation Date as to that Reference Asset, as described in the product prospectus supplement, but not to any non-affected Reference Asset.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

P-3	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 to P-4 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 10, 2018, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 10, 2018, relating to our Senior Global Medium Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully, including “—Additional Terms Relating to Indices” below, which relate to the SX5E and the RTY.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and in the product prospectus supplement dated September 10, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement dated September 10, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038091/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms and that the Notes are not automatically called prior to maturity:
Hypothetical Trigger Level and Coupon Barrier:	60% and 80%, respectively, of the hypothetical Initial Level of the Lesser Performing Reference Asset
Contingent Coupon Rate:	7.50% per annum (or 1.875% per quarter)
Contingent Coupon Amount:	$18.75 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Level of each Reference Asset will be less than its Initial Level.
Hypothetical Final Levels of the Lesser Performing Reference Asset, expressed as a percentage of its Initial Level, are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Reference Asset Returns. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount. If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Coupon Payment Date, for each $1,000 principal amount, $1,000 plus the Contingent Coupon otherwise due on the Notes.
Final Level of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
130.00%	101.875%	$1,018.75*
120.00%	101.875%	$1,018.75*
110.00%	101.875%	$1,018.75*
100.00%	101.875%	$1,018.75*
90.00%	101.875%	$1,018.75*
80.00%	101.875%	$1,018.75*
75.00%	100.000%	$1,000.00
70.00%	100.000%	$1,000.00
65.00%	100.000%	$1,000.00
60.00%	100.000%	$1,000.00
59.99%	59.990%	$599.90
50.00%	50.000%	$500.00
40.00%	40.000%	$400.00
25.00%	25.000%	$250.00
0.00%	0.000%	$0.00
*Including the final Contingent Coupon, if payable.

P-6	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples are based on a hypothetical Initial Level of 1,000, and illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The Final Level of the Lesser Performing Reference Asset is 1,200, an increase of 20% from its Initial Level. Because the Final Level of the Lesser Performing Reference Asset is greater than its Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 20% appreciation in the value of the Lesser Performing Reference Asset.
Example 2: The Final Level of the Lesser Performing Reference Asset is 900, a decrease of 10% from its Initial Level. Because the Final Level of the Lesser Performing Reference Asset is greater than its Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the value of the Lesser Performing Reference Asset.
Example 3: The Final Level of the Lesser Performing Reference Asset is 700, a decrease of 30% from its Initial Level. Because the Final Level of the Lesser Performing Reference Asset is greater than its Trigger Level, but less than its Coupon Barrier, the investor receives at maturity a cash payment of $1,000 per Note, despite the 30% decline in the value of the Lesser Performing Reference Asset.  However, the investor does not receive the final Contingent Coupon.
Example 4: The Final Level of the Lesser Performing Reference Asset is 500 on the Valuation Date, which is less than its Trigger Level. Because the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500.00 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Asset Return of the Lesser Performing Reference Asset)
= $1,000 + ($1,000 x -50.00%) = $1,000 - $500.00 = $500.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Asset or the securities included in any of the Reference Assets.

P-7	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Lesser Performing Reference Asset between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price or closing level, as applicable, of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date beginning in June 2020, the closing level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable payment date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable payment date. You will not receive any coupon payments after that payment. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the Observation Level of any of the Reference Assets on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the Observation Level of any of the Reference Assets is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon may coincide with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal if the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level.

•
The Notes Are Linked to the Lesser Performing Reference Asset, Even if the Other Reference Assets Perform Better — If any of the Reference Assets has a Final Level that is less than its Trigger Level, your return will be linked to the lesser performing of the three Reference Assets. Even if the Final Levels of the other Reference Assets have increased compared to their respective Initial Levels, or have experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Assets. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Asset.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Assets. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable payment date. Since the Notes could be called as early as the Observation Date occurring

P-8	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
in June 2020, the total return on the Notes could be limited to one year. If the Notes are not automatically called, you may be subject to the full downside performance of the Lesser Performing Reference Asset even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Assets.
•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay its obligations on the applicable payment dates. This will be the case even if the values of the Reference Assets increase after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices or levels of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of This Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

P-9	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
•
Owning the Notes Is Not the Same as Owning the EEM or the Securities Represented by the Indices — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the EEM or the securities represented by the Indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Assets may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
Prior to Maturity, the Value of the Notes Will Be Influenced by Many Unpredictable Factors — Many economic and market factors will influence the value of the Notes. We expect that, generally, the price or level of each Reference Asset on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the value of the Reference Assets. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

➢	the market value of the Reference Assets;
➢	whether the market value of one or more of the Reference Assets is less than the Coupon Barrier or the Trigger Level;
➢	the expected volatility of the Reference Assets;
➢	the time to maturity of the Notes;
➢	the dividend rate on the Reference Assets or on the equity securities represented by the Reference Assets;
➢	interest and yield rates in the market generally, as well as in the markets of the equity securities represented by the Reference Assets;
➢	the occurrence of certain events relating to a Reference Asset that may or may not require an adjustment to the Initial Level, the Coupon Barrier and the Trigger Level;
➢
economic, financial, political, regulatory or judicial events that affect the Reference Assets or the equity securities represented by the Reference Assets or stock markets generally, and which may affect the market value of the Reference Assets on any Observation Date; and

➢	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the price you will receive if you choose to sell your Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your Notes at a substantial discount from the principal amount if the market value of the Reference Assets is at, less than or not sufficiently above their Initial Levels, Coupon Barriers or Trigger Levels.
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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the securities included in or represented by the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices or levels of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the securities included in or represented by the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or securities included in or represented by the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or

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more of our affiliates may affect the prices or levels of the Reference Assets and, therefore, the market value of the Notes.
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Market Disruption Events and Adjustments — The Payment at Maturity, each Observation Date and the Valuation Date are subject to adjustment as to each Reference Asset as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and the section “Additional Terms of the Notes” below.

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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Assets or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by our affiliates.

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The EEM and its Underlying Index Are Different — The performance of the EEM may not exactly replicate the performance of its underlying index, because the EEM will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the EEM may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the EEM or due to other circumstances. The EEM may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities underlying the EEM may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the EEM and the liquidity of the EEM may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the EEM. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EEM. As a result, under these circumstances, the market value of shares of the EEM may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the EEM may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity
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Management Risk — The EEM is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the EEM, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the EEM generally would not sell a security because the security’s issuer was in financial trouble. In addition, the EEM is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

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The Policies of the EEM’s Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the EEM’s investment adviser concerning the management of the EEM, additions, deletions or substitutions of the securities held by the EEM could affect the market price of shares of the EEM and, therefore, the amount payable on the Notes on the maturity date and the market value of the Notes before that date. The amount payable on the Notes and their market value could also be affected if the EEM’s investment adviser changes these policies, for example, by changing the manner in which it manages the EEM, or if the EEM’s investment adviser discontinues or suspends maintenance of the EEM, in which case it may become difficult to determine the market value of the Notes. The EEM’s investment adviser has no connection to the offering of the Notes and have no obligations to you as an investor in the Notes in making its decisions regarding the EEM.

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Changes that Affect an Index Will Affect the Market Value of the Notes and the Payments on the Notes - The policies of the sponsor of each of the SX5E and the RTY, or the MSCI Emerging Markets Index (which underlies the

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EEM), concerning the calculation of the applicable index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amounts payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the Notes.
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We Have No Affiliation with any Index Sponsor and Will Not Be Responsible for any Actions Taken by an Index Sponsor - No index sponsor is an affiliate of ours or will be involved in the offering of the Notes in any way. Consequently, we have no control of the actions of any index sponsor, including any actions of the type that might impact the value of the Notes. No index sponsor has any obligation of any sort with respect to the Notes. Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to any index sponsor.

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An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because foreign companies or foreign equity securities included in the EEM and the SX5E are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, an investment in the securities involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

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Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.

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An Investment in the Notes Is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization — The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources

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and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.
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Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement and in the following section.

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ADDITIONAL TERMS OF YOUR NOTES RELATED TO THE INDICES
Closing Level
The closing level of each of the SX5E and the RTY on any trading day will equal its closing level published following the regular official weekday close of trading on that trading day.
A “trading day” as to the each of the SX5E and the RTY means a day on which the principal trading market for that index is open for trading.
Unavailability of the Level of an Index
If the sponsor of the SX5E or the RTY discontinues publication of that index and its sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the calculation agent, that successor index will be used as a substitute for that index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If the sponsor of the SX5E or the RTY discontinues publication of that index prior to, and that discontinuance is continuing on, any trading day on which the level of that index must be determined, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating that index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of that index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising that index. Notwithstanding these alternative arrangements, discontinuance of the publication of the SX5E or the RTY may adversely affect the value of your Notes.
If at any time the method of calculating a closing level for the SX5E or the RTY or a successor index is changed in a material respect, or if the SX5E or the RTY is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the SX5E or the RTY had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the SX5E or the RTY as if those changes or modifications had not been made. Accordingly, if the method of calculating the SX5E or the RTY is modified so that the value of the SX5E or the RTY is a fraction of what it would have been if it had not been modified (e.g., due to a split in that index), then the calculation agent will adjust the level of the applicable index in order to arrive at a value as if it had not been modified (e.g., as if such split had not occurred).
Index Market Disruption Events
A “market disruption event” with respect to the SX5E or the RTY means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of our obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the applicable index:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the SX5E or the RTY;
•	a suspension, absence or limitation of trading in futures or options contracts relating to an index on their respective markets;
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any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the SX5E or the RTY, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the SX5E or the RTY on their respective markets;

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the closure on any day of the primary market for futures or options contracts relating to the SX5E or the RTY or index components constituting 20% or more, by weight, of the SX5E or the RTY on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

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any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the SX5E or the RTY or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the SX5E or the RTY are traded, fails to open for trading during its regular trading session; or

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any other event, if the calculation agent determines in its sole discretion that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

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INFORMATION REGARDING THE REFERENCE ASSETS
The following information regarding each of the Reference Assets is derived from publicly available information. We have not independently verified the accuracy or completeness of this information.
iShares® MSCI Emerging Markets ETF (“EEM”)
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the EEM. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index.  The EEM typically earns income from dividends from securities that it holds.  These amounts, net of expenses and taxes (if applicable), are passed along to the EEM’s shareholders as “ordinary income.” In addition, the EEM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to its shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the EEM, you will not be entitled to receive income, dividend, or capital gain distributions from the EEM or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about the EEM or any of the iShares® Funds.
The EEM
The EEM trades on the NYSE Arca under the ticker symbol “EEM.” Information filed with the SEC about the EEM may be obtained through the SEC’s website www.sec.gov.
The EEM’s investment advisor (the “Advisor”) employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The EEM may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which the Advisor believes will help the EEM track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Advisor or its affiliates. The Advisor will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
The MSCI Emerging Markets Index
The information below is included only to give insight to the MSCI Emerging Markets Index, the performance of which the EEM attempts to reflect. The Notes are linked to the performance of the EEM and not to the MSCI Emerging Markets Index. We have derived all information contained in this document regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index
The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. According to MSCI, beginning in June 2018, MSCI began to include Chinese A Shares in this index. The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and

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Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
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Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
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Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership

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limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.
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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

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Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

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•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of us, RBCCM or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, these indices or any successor to these indices.

P-19	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
EURO STOXX 50® Index (“SX5E”)
The SX5E was created by STOXX Limited, a subsidiary of Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 at December 31, 1991.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

SX5E =	Free float market capitalization of the SX5E	x 1,000
Divisor

The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes. STOXX does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;

P-20	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

P-21	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
Russell 2000® Index (“RTY”)
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation “BDI” country. If the country in which its headquarters is located is a BDI, it will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N Shares” issued by companies controlled by mainland Chinese entities, companies or individuals and that are incorporated outside of China are not eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day” in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a

P-22	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
FTSE Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes.
FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.

P-23	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Assets. We obtained the information regarding the historical performance of the Reference Assets in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the prices or levels of the Reference Assets at any time. We cannot give you assurance that the performance of the Reference Assets will not result in the loss of all or part of your investment.
Historical Information for the iShares® MSCI Emerging Markets ETF (“EEM”)
The graph below illustrates the performance of this Reference Asset from January 1, 2009 to June 20, 2019, reflecting its Initial Level of $42.91. The red line represents its Coupon Barrier of $34.33, which is equal to 80% of its Initial Level, rounded to two decimal places.  The green line represents its Trigger Level of $25.75, which is equal to 60% of its Initial Level, rounded to two decimal places.

P-24	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
Historical Information for the EURO STOXX 50 Index (“SX5E”)
The graph below illustrates the performance of this Reference Asset from January 1, 2009 to June 20, 2019, reflecting its Initial Level of 3,468.08. The red line represents its Coupon Barrier of 2,774.46, which is equal to 80% of its Initial Level, rounded to two decimal places.  The green line represents its Trigger Level of 2,080.85, which is equal to 60% of its Initial Level, rounded to two decimal places.

P-25	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
Historical Information for the Russell 2000® Index (“RTY”)
The graph below illustrates the performance of this Reference Asset from January 1, 2009 to June 20, 2019, reflecting its Initial Level of 1,563.495. The red line represents its Coupon Barrier of 1,250.796, which is equal to 80% of its Initial Level.  The green line represents its Trigger Level of 938.097, which is equal to 60% of its Initial Level.

P-26	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
USE OF PROCEEDS AND HEDGING
In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving purchases of the securities represented by the Reference Assets, shares of the EEM and/or listed and/or over-the-counter derivative instruments related to any of those securities or the Reference Assets prior to or on the Trade Date. From time to time, including around the time of each Observation Date and the Maturity Date, we, RBCCM, and our other affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we, RBCCM, and our other affiliates may:
•	acquire or dispose of investments relating to the Reference Assets;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the Reference Assets; or
•	any combination of the above two.
We, RBCCM and our other affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We, RBCCM and our other affiliates may close out our or their hedges on or before any Observation Date. That step may involve sales or purchases of the securities represented by the Reference Assets, shares of the EEM, or over-the-counter derivative instruments linked to the Reference Assets.
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FACTA withholding on payments of gross proceeds from a sale or Redemption of Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FACTA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FACTA on their investment in the Notes.

P-27	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on June 25, 2019, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-28	RBC Capital Markets, LLC

Autocallable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Indices and One Exchange Traded Fund Royal Bank of Canada
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.

P-29	RBC Capital Markets, LLC